Exhibit 99.1

Press Release

October 26, 2007

6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax

www.steeldynamics.com

Steel Dynamics Completes the Acquisition of OmniSource Corporation

FORT WAYNE, INDIANA, October 26, 2007 —Steel Dynamics, Inc. (NASDAQ-GS:STLD) today announced that it has completed the previously announced acquisition of OmniSource Corporation, a privately owned ferrous and non-ferrous scrap processing and trading company. Steel Dynamics paid approximately $1.1 billion for the company including $425 million in cash, 9.7 million shares of Steel Dynamics, Inc. common stock valued at $451 million, and the assumption of approximately $220 million of debt, which was repaid on closing.

“We are very pleased to welcome OmniSource management and employees to the Steel Dynamics family,” said Keith Busse, Chairman and CEO of Steel Dynamics. “OmniSource becomes an important operating unit, providing significant additional diversification to our business model and offering our shareholders value by facilitating potential future growth in our steel businesses. On a pro forma basis for their fiscal year 2006, the combination of Steel Dynamics and OmniSource would have resulted in 2006 revenues of approximately $5.4 billion.

 “With regard to the acquisition of OmniSource, we want to clarify that OmniSource will continue to operate much like it has in the past as it expects to maintain its business relationships with a long list of scrap providers and continue to supply ferrous and non-ferrous resources to a wide range of customers, including foundries and steel mills. For our part, Steel Dynamics expects to continue to purchase scrap from numerous scrap vendors with whom we have developed strong relationships. In 2006 Steel Dynamics purchased 516,000 tons of ferrous scrap from OmniSource, accounting for about 10 percent of OmniSource’s ferrous scrap generation and 14 percent of our scrap purchases. We expect these percentages may grow somewhat over time with SDI’s growth in steelmaking, but we have no expectation of OmniSource supplying only to SDI or of SDI obtaining all its scrap from OmniSource. Overall, we see OmniSource as the premier U.S. scrap processor, well-managed and complementing Steel Dynamics well in terms of geography, scrap mix, and operating culture,” Busse said.

Danny Rifkin, formerly President and CEO of OmniSource Corporation, is appointed an Executive Vice President of Steel Dynamics reporting to the Chairman and CEO. He will also serve in the capacity of President and Chief Operating Officer of the OmniSource subsidiary of Steel Dynamics. Rifkin has also been invited to join SDI’s Board of Directors.

Effective with the acquisition of OmniSource Corporation, SDI’s existing scrap operations in Virginia, Tennessee, and Indiana will be transitioned to OmniSource.

OmniSource financials will begin to be consolidated with Steel Dynamics’ results effective at closing. The expected effect of the OmniSource acquisition on SDI’s fourth quarter operating results will be provided with updated guidance in December.

Forward-Looking Statements

This press release contains predictive statements about an acquisition of an operating business and the expected successful operation of its facilities after the investment is made. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com